Exhibit 3.246

f})e{aware PAGE 1 'Ifie :First State I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "INTERNATIONAL TECHNICAL SERVICES LLC", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF AUGUST, A.D. 2007, AT 2:53 O'CLOCK P.M. 4413078 8100 070955957 Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5954201 DATE: 08-24-07

AUG-24-2007 13:54 FROM: TO:De Corporations P.3/3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:53 PM 08/24/2007
FILED 02:53 PM 08/24/2007
SRV 070955957 - 4413078 FILE

# STATE *of* DELAWARE
# LIMITED LIABILITY COMPANY
# CERTIFICATE *of* FORMATION

- **First:** The name of the limited liability company is International Technical Services LLC

- **Second:** The address of its registered office in the State of Delaware is 1209 Orange Street, The Corporation Trust Center, in the City of Wilmington. The name of its Registered agent at such address is The Corporation Trust Company.

- **Third:** (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is ____________.")
- **Fourth:** (Insert any other matters the members determine to include herein.)

**In Witness Whereof,** the undersigned have executed this Certificate of Formation this 22nd day of August, 2007.

By: [signature]
Elizabeth Wright
Authorized Person